Exhibit 5.1

January 18, 2007

Cyberkinetics Neurotechnology Systems, Inc. 100 Foxborough Boulevard, Suite 240 Foxborough, Massachusetts 02035

Re:	Registration Statement on Form SB-2 Registration for Resale of 11,592,655 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration for resale of 11,592,655 shares (the “Shares”) of the Company's common stock, $0.001 par value (the “Common Stock”), which may be sold by the selling stockholders listed or otherwise described in the Registration Statement from time to time.

You have requested our opinion in connection with the Registration Statement. For purposes of that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, each as amended, and the corporate actions of the Company that provided for the issuance of the Shares and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion (i) that 7,503,334 of the Shares are validly issued, fully-paid and non-assessable shares of the Common Stock of the Company; and (ii) that upon the exercise of certain warrants issued by the Company pursuant to and in accordance with the terms of such warrants, 4,089,321 Shares underlying such warrants will be validly issued, fully-paid and non-assessable shares of the Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus, constituting part of the Registration Statement.

By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term expert as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP